EXHIBIT 10.3
                         BARRETT BUSINESS SERVICES, INC.

                     SUMMARY OF ANNUAL CASH INCENTIVE BONUS

                      AWARD PROGRAM FOR EXECUTIVE OFFICERS



            The executive officer compensation policy approved by the Compensation Committee of Barrett Business Services, Inc. (the "Company"), in November 1995 establishes three components of compensation: (1) salary, (2) annual cash incentive bonus, and (3) incentive stock options. The Compensation Committee approved a formula for calculating annual cash incentive bonuses, based on the Company's annual Return on Equity ("ROE"). ROE is calculated by dividing the Company's current year's net income (before taking into account the provision for executive officer bonuses) by the Company's total shareholders' equity as of December 31 of the preceding year. In February of each year, after the Company's financial results for the prior year have been finalized, bonuses are determined by multiplying the amount of each officer's salary paid during the preceding year by the Company's ROE. The Company's Compensation Committee, in its discretion, may approve the payment of additional bonus amounts in excess of the amounts calculated under the pre-approved ROE formula.